Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

				Votes	 	Votes
				For 		Withheld
Jameson A. Baxter 		34,759,539 	1,387,677
Charles B. Curtis 		34,800,475 	1,346,741
Myra R. Drucker 		34,741,882 	1,405,334
Charles E. Haldeman, Jr. 	34,764,353 	1,382,863
John A. Hill 			34,752,185 	1,395,031
Ronald J. Jackson 		34,804,338 	1,342,878
Paul L. Joskow 			34,783,592 	1,363,624
Elizabeth T. Kennan 		34,773,320 	1,373,896
John H. Mullin, III 		34,799,284 	1,347,932
Robert E. Patterson 		34,820,482 	1,326,734
George Putnam, III 		34,717,876 	1,429,340
A.J.C. Smith* 			34,751,112 	1,396,104
W. Thomas Stephens 		34,803,590 	1,343,626
Richard B. Worley 		34,758,961 	1,388,255

* Mr. Smith resigned from the Board of Trustees on January 14,
2005.

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

			Votes 		Votes
			For 		Against 		Abstentions
			25,078,594 	2,302,682 		8,765,940


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

			Votes 		Votes
			For 		Withheld 		Abstentions
			25,371,493 	2,121,982 		8,653,741

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

			Votes 		Votes
			For 		Withheld 		Abstentions
			26,243,017 	1,380,282 		8,523,917

January 10, 2005 meeting
A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated:

			Votes 		Votes
			For 		Withheld 		Abstentions
			25,701,651 	1,782,628 		8,744,539




All tabulations are rounded to nearest whole number.